          Exhibit 4.4

NIREK RESOURCES INC. (NRI)
NRI Warrant to Purchase
Ten (10) grams of gold
June 30, 2010

1. For value received by the undersigned, Nirek Resources Inc. (‘NRI’), or any of its successors, the warrant holder, ______________________ (the “Holder”) is entitled to or purchase ten (10) grams of gold at a price of one hundred and ninety US dollars ($190.00) payable to NRI, or any of its successors, to be exercised by the Holder. The Holder shall exercise this NRI Warrant at Heritage Transfer Agency Inc. (the “Depository”) at 4 King Street West Suite 1320, Toronto, ON M5H 1B 6, on or before June 30, 2010, subject to adjustment as hereinafter provided, by surrendering this NRI Warrant, together with a subscription form in the form attached hereto, duly completed and executed, at the registered office of NRI or the Depository.

2. The Holder must deliver payment for the gold upon delivery of this NRI Warrant. Payment must be by certified check, bank draft or money order made payable to NRI.

3. The Holder may only subscribe for and purchase a round lot of ten (10) grams of gold.

4. Within ten (10) business days of receipt of this NRI Warrant, together with a subscription form duly completed and executed, NRI shall deliver, or cause to be delivered, to the Holder a certificate representing the ten (10) grams of gold subscribed for and purchased by the Holder hereunder (the “Gold Certificate”).

5. Nothing contained in this NRI Warrant or the Gold Certificate shall be construed as conferring upon the Holder any right or interest whatsoever in NRI or any other right or interest except as herein expressly provided.

6. Unless otherwise directed in the subscription form, the Gold Certificate will be issued in the name of the Holder and will be forwarded by first-class mail to such person at the address specified in the subscription form. If no address is therein specified, the Gold Certificate will be forwarded to the address of the Holder, or its nominee, as shown on the register maintained by Silver Dragon Resources Inc. The Gold Certificate shall be redeemable on or after March 31, 2014 by delivering such by registered mail or hand delivery to the office of NRI or the Depository.

7. Holders of a Gold Certificate will be notified by NRI, via mail, prior to March 31, 2014 of their approaching ability to redeem their Gold Certificate(s).

8. The NRI Warrant and Gold Certificate shall be governed and construed in accordance with the laws of the Province of Ontario, Canada.

9. This NRI Warrant may be assigned or transferred by the Holder or its nominee, and will have no value if not exercised.

          IN WITNESS WHEREOF the Company has caused this NRI Warrant to be executed by a duly authorized officer.

NIREK RESOURCES INC.

Per:

NIREK RESOURCES INC. (‘NRI’) Warrant SUBSCRIPTION FORM

TO: NIREK RESOURCES INC.

          The undersigned holder of the attached NRI Warrant hereby subscribes for ten (10) grams of gold pursuant to the terms of the attached NRI Warrant at $190.00 US dollars and encloses herewith a bank draft, a certified check or a money order payable to the order of Nirek Resources Inc. in payment therefore. This subscription form to be sent via registered mail or courier to: Heritage Transfer Agency Inc. 4 King Street West Suite 1320, Toronto, ON M5H 1B6

The undersigned hereby irrevocably directs that ten (10) grams of gold be issued and delivered to _________________________________________________.

DATED this ____ day of _______________, 20__.

Per:	____________________________.
NRI Warrant Holder (“Holder”)

Send via registered mail or courier to:

Heritage Transfer Agency Inc.
4 King Street West Suite 1320,
Toronto, ON
M5H 1B 6